COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN DREYFUS ASSET ALLOCATION FUND, INC. WITH THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX AND A CUSTOMIZED BLENDED INDEX


EXHIBIT A:
               DREYFUS       STANDARD
                ASSET       & POOR'S 500
             ALLOCATION      COMPOSITE       CUSTOMIZED
PERIOD          FUND,          STOCK           BLENDED
                INC.        PRICE INDEX       INDEX **

7/1/93           10,000         10,000          10,000
4/30/94          10,099         10,227          10,107
4/30/95          11,535         12,010          11,362
4/30/96          13,342         15,636          13,623
4/30/97          15,542         19,564          15,879
4/30/98          20,878         27,598          20,113
4/30/99          20,054         33,622          23,017

* Source: Lipper Analytical Services, Inc.
**Source: Lipper Analytical Services, Inc., Lehman Brothers and Bank Rate Monitor